Exhibit 99

PRESS RELEASE

For Immediate Release

MGM RESORTS INTERNATIONAL ANNOUNCES PROPOSED PRIVATE OFFERING BY CITYCENTER HOLDINGS

Las Vegas, Nevada, February 13, 2012 — MGM Resorts International (NYSE: MGM) today announced that CityCenter Holdings, LLC, a joint venture which is 50% owned by a wholly owned subsidiary of the Company and 50% owned by Infinity World Development Corp. (a wholly owned subsidiary of Dubai World), and CityCenter Finance Corp. propose to offer $240 million in aggregate principal amount of senior secured first lien notes in a private placement.  The notes are additional notes constituting a part of the same series as the $900 million aggregate principal amount of 7.625% senior secured first lien notes due 2016 issued on January 21, 2011.  CityCenter plans to use the net proceeds from the offering, together with cash from its balance sheet, to repay $300 million of the outstanding borrowings under its $375 million senior credit facility.

The notes proposed to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company gives no assurance that the proposed offering can be completed on any terms.

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Statements in this release which are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.  We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts.  Examples of these statements include, but are not limited to, statements regarding the Company’s expectations with respect to the offer of the notes by CityCenter.  These forward-looking statements involve a number of risks and uncertainties.  Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of gaming, hospitality and entertainment companies and for CityCenter’s indebtedness in particular.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Contacts:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President and	Senior Vice President of Public Affairs
Chief Financial Officer	(702) 891-1840 or afeldman@mgmresorts.com
(702) 693-8895

SOURCE:  MGM RESORTS INTERNATIONAL